Exhibit 23.3
Consent of Independent Registered Public Accounting Firm —
Cacciamatta Accountancy Corporation
We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-119969) pertaining to the Halozyme Therapeutics, Inc. 2004 Stock Plan, and the Nonstatutory Stock Option Agreement with Andrew Kim and Assumed Options under the Deliatroph Pharmaceuticals, Inc. Amended and Restated 2001 Stock Plan, of our reports dated March 12, 2006, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Cacciamatta Accountancy Corporation

Santa Ana, California
September 19, 2008